Exhibit 4.1

FIRST AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

This First Amendment to Shareholders Rights Agreement (this “Amendment”) is made and entered into as of November 10, 2025, by and between Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), and Computershare Inc., a Delaware corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Shareholders Rights Agreement, dated as of October 1, 2025 (the “Agreement”), under which the Company’s Board of Directors authorized and declared a dividend of one (1) Right for each share of the Company’s Common Stock held of record as of the Close of Business on the Record Date and further authorized the issuance of one (1) Right in respect of each share of Common Stock that shall become outstanding (i) at any time between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date or (ii) upon the exercise or conversion, prior to the earlier of the Redemption Date or the Final Expiration Date, of any option or other security exercisable for or convertible into shares of Common Stock, which option or other such security is outstanding on the Distribution Date, all upon the terms and subject to the conditions set forth in the Agreement;

WHEREAS, Section 27 of the Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of the Rights, including, without limitation, to change, amend or supplement the provisions of the Agreement in any manner that the Company may deem necessary or desirable;

WHEREAS, the Company has determined that it is desirable in order to further the purposes of the Agreement for the protection of the Company and its shareholders to amend the Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

1.	Amendments to Section 1 of the Agreement.

(a)	The definition of “Acquiring Person” is hereby amended and restated as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person and with any other Person whom such Person is “Acting in Concert”, as defined herein, shall be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, (iii) the Grandfathered Shareholder, (iv) any 13G Investor, or (v) any Person holding shares of Common Stock for or pursuant to the terms of any such plan, but only to the extent related to such plan, in each case only for so long as a Person qualifies as such.  Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% (or, in the case of a 13G Investor, 15%) or more of the shares of Common Stock of the Company then outstanding; provided, however, that a Person, together with all Affiliates and Associates of such Person, who (A) makes an Inconsistent 13D filing or (B) (i) becomes the Beneficial Owner of 10% (or, in the case of a 13G Investor, 15%) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and (ii) then after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 10% (or, in the case of a 13G Investor, 15%) or more of the shares of Common Stock of the Company then outstanding.  Notwithstanding the foregoing, (i) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined herein, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person”, as defined herein, or (B) such Person was aware of the extent of the shares of Common Stock it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”, as defined herein, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement, and (ii) if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person is the Beneficial Owner of 10% (or, in the case of a 13G Investor, 15%) or more of the shares of Common Stock outstanding, such Person shall not be or become an “Acquiring Person”, as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 10% (or, in the case of a 13G Investor, 15%) or more of the shares of Common Stock then outstanding.  Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

A Person shall be deemed “Acting in Concert” with another Person if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) at any time after the first public announcement of the adoption of this Agreement in concert or in parallel with such other Person, or towards a common goal with such other Person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where (i) each Person is conscious of the other Person’s conduct and this awareness is an element in their respective decision-making processes and (ii) at least one additional factor supports a determination by the Board that such Persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; except that the additional factor required shall not include actions by an officer or director of the Company acting in such capacities.  A Person who is Acting in Concert with another Person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other Person.  No Person shall be deemed to be Acting in Concert with another Person solely as a result of (i) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A, or (ii) soliciting or being solicited for, or tendering or receiving, tenders of securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.”

(b)	The following definitions are hereby added:

“13G Investor” shall mean any Person that is the Beneficial Owner of Common Stock representing less than 15% of the shares of Common Stock then outstanding, and that is entitled to file, and does file, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement with respect to the Common Stock Beneficially Owned by such Person; provided that a Person who was deemed a 13G Investor shall immediately cease to be a 13G Investor for all purposes hereunder upon such Person filing a Schedule 13D with respect to the Common Stock Beneficially Owned by such Person containing disclosure that is inconsistent with a representation that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D and otherwise has no intent to seek control of the Company (other than by voting the Common Stock over which such Person has voting power) (such filing of a Schedule 13D, an “Inconsistent 13D Filing”), and shall be deemed an Acquiring Person if it is the Beneficial Owner of 10% or more of the Common Stock then outstanding at any point from the time it ceases to so be a 13G Investor.

“Grandfathered Percentage” means the lesser of (x) 15% and (y) the percentage of the shares of Common Stock outstanding of which the Grandfathered Shareholder is the Beneficial Owner as of the Grandfathered Time; provided that, in the event the Grandfathered Shareholder shall sell, transfer, or otherwise dispose of any outstanding shares of Common Stock after the Grandfathered Time or if the percentage of outstanding shares of Common Stock that such Grandfathered Shareholder Beneficially Owns is reduced as a result of the issuance of additional securities of the Company, the Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (ii) the percentage of shares of Common stock outstanding that the Grandfathered Person Beneficially Owns immediately following such sale, transfer, disposition or dilutive event.

“Grandfathered Shareholder” shall mean Diana Shipping Inc., provided, however, that Diana Shipping Inc. shall cease to be the Grandfathered Shareholder at such time that it becomes the Beneficial Owner of more than the Grandfathered Percentage of the shares of Common Stock then outstanding.”

“Grandfathered Time” shall mean 4:00 p.m., New York City time, on November 10, 2025.

2.	Amendments to Exhibit C of the Agreement.

(a)	The Distribution Date summary is hereby amended and restated as follows:

“The rights will separate from the common stock and become exercisable after (1) the tenth day after a person or group (an “Acquiring Person”) acquires beneficial ownership of 10% (or, in the case of a 13G Investor, 15%) or more of the company's common stock or (2) the 10th business day (or such later date as determined by the company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 10% (or, in the case of a 13G Investor, 15%) or more of the company's common stock.”

(b)	The Exchange Provision summary is hereby amended and restated as follows:

“Any time after a person who becomes an Acquiring Person obtains 10% (or, in the case of a 13G Investor, 15%) or more of the company's common stock and before a person acquires 50% or more of the company's outstanding common stock, the company may exchange each right owned by all other rights holders, in whole or in part, for one share of the company's common stock.”

(c)	The Redemption of Rights summary is hereby amended and restated as follows:

“Except as prohibited by law or any agreement to which the company is a party, the company can redeem the rights at any time prior to an Acquiring Person having acquired ownership of 10% (or, in the case of a 13G Investor, 15%) or more of the company's common stock.”

3.	Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.

4.	Effect of Amendment. Except as expressly provided in this Amendment, the terms of the Agreement shall remain in full force and effect.

5.
Benefits of this Amendment.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the shares of Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the shares of Common Stock).

6.
Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing such invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board; further, provided, however, that if such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon ten (10) days’ written notice to the Company.

7.
Governing Law; Jurisdiction. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.  Each party hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each party hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon each party hereto may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 26 of the Agreement.  Such mailing shall be deemed personal service and shall be legal and binding upon such party hereto in any such action, proceeding or claim.

8.
 Counterparts.  This Amendment may be executed in any number of one or more counterparts, and each of such counterparts by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, but all such counterparts of which shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “PDF”) shall be as effective as delivery of a manually executed counterpart hereof.

9.
Descriptive Headings; Rules of Construction.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressed.  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment as a whole and not to any particular provision of this Amendment, and clause, section, subsection, paragraph and exhibit references are to the clauses, sections, subsections, paragraphs and exhibits of this Amendment unless otherwise specified.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, unless the context otherwise requires, each of its other grammatical forms shall have a corresponding meaning.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Shareholders Rights Agreement as of the date first set forth above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Executive Officer and President

COMPUTERSHARE INC.

By:	/s/ Eugene Leybovich
Name: Eugene Leybovich
Title: Vice President, Issuer Services